Exhibit 10.1

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 2 to Securities Purchase Agreement (“Amendment No. 2”) is entered into as of June 27, 2013, by and between VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), Autilion AG, a company organized and existing under the laws of Switzerland (“Autilion”), and Bergamo Acquisition Corp. PTE LTD, a company organized and existing under the laws of Singapore (“Bergamo Singapore”).  Unless otherwise specified herein, all capitalized terms set forth in this Amendment shall have the meanings as set forth in the Amended Agreement (as defined below).

RECITALS

WHEREAS, Autilion and the Company were parties to that certain Securities Purchase Agreement, dated April 8, 2013 (the “Agreement”), pursuant to which Autilion agreed to purchase from the Company an aggregate total of 72 million restricted shares of the Company’s common stock (“Shares”) for aggregate consideration of U.S. $36.0 million;

WHEREAS, Autilion assigned the Agreement to Bergamo Singapore on April 12, 2013 pursuant to an Assignment and Assumption Agreement  (the “Assignment”);

WHEREAS, the Company and Bergamo Singapore entered into Amendment No. 1 to Securities Purchase Agreement (“Amendment No. 1”) to amend certain terms of the Agreement; and

WHEREAS, the Company, Autilion and Bergamo Singapore now desire to: (i) terminate the Assignment and allow Autilion to assume the rights and obligations of the Purchaser under the Agreement, as amended by Amendment No. 1 and this Amendment No. 2 (collectively, the “Amended Agreement”); and (ii) further amend the Agreement, as more particularly set forth in this Amendment No. 2.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

1.	Termination of Assignment and Assumption by Autilion.

a. Autilion and Bergamo Singapore hereby terminate the Assignment and Assumption Agreement entered into on April 12, 2013, such that the Assignment shall be of no further force and effect and Bergamo Singapore shall have no rights or obligations as the Purchaser under the Amended Agreement.

b. Autilion hereby assumes all rights and obligations of the Purchaser to the Amended Agreement, and agrees to the terms and conditions therein as if Autilion were originally made a party to the Amended Agreement.

2.	Amendment No. 2 to the Securities Purchase Agreement

Section 2.1 of the Amended Agreement is hereby amended and replaced in its entirety with the following:

Section 2.1     Closing; Investment Dates

Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase for the benefit of the Purchaser or its nominee, Seventy Two Million (72,000,000) Shares of Common Stock of the Company for Thirty Six Million Dollars ($36,000,000), or $0.50 per share, in a series of tranches (each, a “Closing” and the date of each such Closing an “Investment Date”) in accordance with the schedule set forth below:

Investment Date	Total Amount of Investment	Total No. of Shares
On the date of this Amendment	$25,000	50,000
On or before July 11, 2013	$475,000	950,000
On or before July 27, 2013	$9,500,000	19,000,000
On or before August 30, 2013	$10,000,000	20,000,000
On or before September 30, 2013	$16,000,000	32,000,000

On each Investment Date, the Company shall deliver to the Purchaser and/or its nominee, and Purchaser shall deliver to the Company the items set forth in Section 2.3 deliverable at the Closing; provided, however, the opinion of Company Counsel required by Section 2.3(a)(vii) shall only be required to be delivered as a condition to the Closing of the final tranche of $15,975,000. Upon satisfaction of the covenants and conditions set forth in Section 2.3, each Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree.

3.	The Company and Purchaser represent and warrant to each other as follows:

                (a)                                Each of the Company, Autilion and Bergamo Singapore is a corporation duly organized and validly existing in the jurisdiction of its incorporation indicated in the first paragraph of this Amendment No. 2. The execution, delivery and performance of this Amendment No. 2 are within the power and authority of the Company, Autilion and Bergamo Singapore and are not in contravention of law, Articles of Incorporation, Bylaws or the terms of any other documents, agreements or undertakings to which the Company, Autilion and Bergamo Singapore is a party or by which the Company or Purchaser is bound.  No approval of any person, corporation, governmental body or other entity not provided herewith is a prerequisite to the execution, delivery and performance by the Company, Autilion and Bergamo Singapore of this Amendment No. 2, to ensure the validity or enforceability thereof.

(d)         When executed on behalf of the Company, Autilion and Bergamo Singapore, this Amendment No. 2 will constitute the legally binding obligations of the Company, Autilion and Bergamo Singapore, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now existing or hereafter enacted relating to or affecting the enforcement of creditors’ rights generally, and the enforceability may be subject to limitations based on general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law).

4. The provisions of the Amended Agreement, as modified in this Amendment No. 2, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.  In the event of any conflict between the terms and conditions of this Amendment No. 2 and the terms and conditions set forth in the Agreement, the terms and conditions set forth herein shall control.  This Amendment No. 2 shall be governed by the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, this Amendment No. 2 is executed as of the day and year first written above.

VISTAGEN THERAPEUTICS, INC.

By: /s/ Shawn K. Singh Name: Shawn K. Singh Title: Chief Executive Officer

AUTILION AG

By: /s/ Hilard Herzog Name: Hilard Herzog Title: President

BERGAMO ACQUISITION CORP PTE, LTD

By: /s/ Hilard Herzog Name: Hilard Herzog Title: President